 SUB-AMMENDMENT to Stock Purchase Agreement (supplemental to Rev. 2)

* In effect for a period of 5 years from the date of this sub-amendment

2.5 (g) - 2

Dated May 15, 2011

Other exemptions included but not limited to any and all dealings that Mr. John Fairweather may or may not have had during his tenure as president & CEO. Any monies that may or not be owed to any individuals or companies are at this point in time considered highly suspect due to the actions of Mr. Fairweather and the people I companies that he associated with.

Examples:	The team of Steve Luck & Paul Adams
The financial arrangement with Gary Sparks
The invoice from Thermal Tech Engineering

Any monies that may or may not be paid a re at the sole discretion of the individual identified by G&A Capital. The individual selected by G&A Capital is Mr. Robert Schwartz. He will be acting in this capacity for a period of 5 years as of the date of this sub-amendments. This sub-amendment is non-negotiable and must be signatory accepted by_at Mr. Schwartz, G&A Capital,and the CEO.

 Additionally, as it pertains to salaries (W2) past-present-future or potentia l payments due I consulting services (1099) past-present-future and the potential accruals that could be booked past-present-future.

No officer, employee or consultant shall receive a salary (W2) or a consultant fee (1099) unless there a re sufficient funds liquid in the company's bank account.

Authorization for disbursement may only be made by the individual identified by G&A Capital.

The key component for a payment is that the officer, employee, company or consultant in question must "PERFORM," Deliver identified "COMMERCIALLY VIABLE DELIVERABLES" not wishful deliverables a nd most important, act in the best interest of the corporation. Anything short of commercial viable deliverables will be considered misleading to the corporation and could be fraudulent.

Another key component that is non-negotiable is that no readily available technologies contracted or not, will not be considered a viable deliverable. If unique, commercial viability is an essential variable for consideration. Officers must also act with complete fiduciary responsibility to the compa ny and its' shareholders. ONLY the individual identified by G&A Capital can make these determinations. The individual can accept input / commentary from management, but as stated before, only the identified individual can make this assessment past, present & future. Officers must also act with complete fiduciary responsibility to the company and its' shareholders.

Any monies that may or may not be paid are at the sole discretion of the individual identified by G&A Capital. The individual selected by G&A Capital is Mr. Robert Schwartz. He will be acting in this capacity for a period of 5 years as of the date of this sub-amendment. This sub-amendment is non-negotiable and must be signatory accepted by at Mr. Schwartz, G&A Capital,and the CEO. (As Identified Above)

As for Accruals, ABSOLUTELY NO accrual will be paid out without the explicit written approval of the individual identified by G&A Capital. The individual identified has "SOLE DISCRETION" as to pay or cancel a ny and all accruals of the corporation. The decision will be mostly based on whether or not an officer, employee, company or consultant in question did "PERFORM" or Deliver indentified "DELIVERABLES" and most important always act in the best interest of the corporation. Officers must also act with complete fiduciary responsibility to the company and its' shareholders.

Any monies that may or may not be paid are at the sole discretion of the individual identified by G&A Capital. The individual selected by G&A Capital is Mr. Robert Schwartz. He will be acting in this capacity for a period of 5 years as of the date of this sub-amendment. This sub-amendment is non-negotiable and must be signatory accepted by at Mr. Schwartz, G&A Capital, and the CEO. (As Identified Above)